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                                     AMENDMENT
                                         TO
                            AMENDED AND RESTATED BYLAWS
                                         OF
                           AMERICAN CARD TECHNOLOGY, INC.


As adopted by resolution of the Board of Directors of the Corporation, July 9, 1998.

     RESOLVED: that the Company hereby amends its Bylaws to conform to the foregoing amendment to the Certificate of Incorporation by adding the following sentence to Section 1 of Article III of the Bylaws:

     "At all times, there shall be at least two (2) Independent Directors (as such term is defined in the Statement of Policy Regarding Corporate Securities Definitions of the North American Securities Administrators Association, Inc. as in effect on July 9, 1998 (the "Statement of Policy")) serving on the Corporation's board of directors. All future material transactions and loans with Promoters (as such term is defined in the Statement of Policy), and any forgiveness of such loans to Promoters, must be approved by a majority of the Independent Directors who (i) do not have an interest in the transaction and (ii) who have access, at the Corporation's expense, to the Corporation's or to independent legal counsel, PROVIDED, HOWEVER, that all such future loans and transactions shall be made on terms that are no less favorable to the Corporation than those that can be obtained from unaffiliated third parties."


     IN WITNESS WHEREOF, the undersigned has set his hand and seal as of the 9th day of July, 1998.



                                        AMERICAN CARD TECHNOLOGY, INC.



                                        By        /s/ Raymond Findley, Jr.
                                            -----------------------------------
                                             Raymond Findley, Jr.
                                             Its President